Exhibit 99.1

For Immediate Release

CPG and Procell Combination Completed

SCRANTON, Pa., Feb. 1 -- On Jan. 31, 2007, CPG International Inc. (CPG), a leading building products company, completed the acquisition of Procell Decking Systems (Procell). On December 13, 2006, CPG signed a definitive agreement to acquire 100% of the outstanding stock of Procell for an enterprise value of $54 million. Procell is a privately held manufacturer located in Foley, Alabama, that has developed the next generation product in the synthetic decking market leveraging solid-core, cellular PVC technology. After closing, Procell operations will be combined with AZEK Building Products Inc., CPG's wholly owned subsidiary focused on low-maintenance products for residential building exteriors. CPG funded the acquisition, including potential future contingent payments, with $33 million in senior floating rate notes due 2012 and $35 million in equity. The funding of the transaction is not expected to affect CPG's current credit ratings.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company's products are marketed under several brands including AZEK(R) Trimboards, Procell Decking Systems, Santana Products, Comtec Industries, Capitol, EverTuff(TM), TuffTec(TM), Hiny Hider(R) and Celtec(R), as well as many other branded products. For additional information on CPG please visit our web site at http://www.CPGINT.com.